Exhibit 99.2

Excerpt of Keith A. Markey Interview with StreetWise Reports

TLSR: Oragenics is involved with antibiotics and probiotics. What are the newest developments there?

KM: Oragenics is working behind the scenes with Intrexon Corp., a leader in synthetic biology, to optimize the production of a natural antibiotic that bacteria use to fight each other. This particular type of antibiotic is called lantibiotic. It has a very unique molecular structure, with very novel amino acids. The collaboration has set up a production cell line and purification scheme that will be adequate for producing sufficient quantities of the lantibiotic to conduct clinical trials. That is important because lantibiotics have historically been extremely difficult, if not totally impossible, to produce in large quantities. The problem is that when you try to grow bacteria that produce a lantibiotic in culture, it kills the cells at concentrations so low that purifying the compound is very difficult to achieve.

TLSR: How are the market cap and stock price holding up for Oragenics?

KM: Oragenics has been doing reasonably well compared to some biotechnology companies. In the last six months, it has traded between $2.80-3.50. The company has not seen a lot of news flow recently, but it is making progress. Just recently, Oragenics reported that Intrexon has created variants of the natural lantibiotic and that structure-activity studies will commence shortly.